Exhibit 6.1

AMALGAMATED SPECIALTY GROUP HOLDINGS, INC.

2021 STOCK INCENTIVE PLAN

AMALGAMATED SPECIALTY GROUP HOLDINGS, INC.

2021 STOCK INCENTIVE PLAN

ARTICLE 1. PURPOSE OF THE PLAN; TYPES OF AWARDS

1.1 Purpose. The Amalgamated Specialty Group Holdings, Inc. 2021 Stock Incentive Plan, effective as of                     , 2021, is intended to provide selected employees and non-employee directors of Amalgamated Specialty Group Holdings, Inc. (the “Corporation”) and its Subsidiaries (as hereinafter defined) with an opportunity to acquire Common Stock of the Corporation. The Plan is designed to help the Corporation attract, retain, and motivate employees and non-employee directors to make substantial contributions to the success of the Corporation’s business and the businesses of its Subsidiaries. Awards made under the Plan are based upon, among other things, a participant’s level of responsibility and performance within the Corporation and its Subsidiaries.

1.2 Authorized Plan Awards. Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, and Restricted Stock Units may be awarded within the limitations of the Plan herein described.

ARTICLE 2. DEFINITIONS

2.1 “Agreement.” A written or electronic agreement between the Corporation and a Participant evidencing an Award. A Participant may be issued one or more Agreements from time to time, reflecting one or more Awards.

2.2 “Award.” An award of a Stock Option, Restricted Stock, or Restricted Stock Unit.

2.3 “Board.” The Board of Directors of the Corporation.

2.4 “Change in Control.” Except as otherwise provided in an Agreement, the first to occur of any of the following events:

(a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), except for (i) any of the Corporation’s employee benefit plans, or any entity holding the Corporation’s voting securities for, or pursuant to, the terms of any such plan (or any trust forming a part thereof) (each a “Benefit Plan” and, collectively, the “Benefit Plans”) or (ii) MCW, becomes the beneficial owner, directly or indirectly, of the Corporation’s securities representing 20% or more of the combined voting power of the Corporation’s then outstanding securities other than pursuant to a transaction excepted in Clause (b);

(b) the shareholders of the Corporation approve a merger, consolidation, or other reorganization of the Corporation, unless:

(i) under the terms of the agreement providing for such merger, consolidation, or reorganization, the shareholders of the Corporation immediately before such merger, consolidation, or reorganization, will own, directly or indirectly immediately following such merger, consolidation, or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the Corporation resulting from such merger, consolidation, or reorganization (the “Surviving Corporation”);

(ii) under the terms of the agreement providing for such merger, consolidation, or reorganization, the individuals who were members of the Board immediately prior to the execution of such agreement will constitute at least a majority of the members of the board of directors of the Surviving Corporation after such merger, consolidation, or reorganization; and

(iii) based on the terms of the agreement providing for such merger, consolidation, or reorganization, no Person (other than (i) the Corporation or any Subsidiary of the Corporation, (ii) any Benefit Plan, (iii) the Surviving Corporation or any Subsidiary of the Surviving Corporation, or (iv) any Person who, immediately prior to such merger, consolidation, or reorganization had beneficial ownership of 10% or more of the then outstanding voting securities) will have beneficial ownership of 5% or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities;

(c) a plan of liquidation or dissolution of the Corporation, other than pursuant to bankruptcy or insolvency laws, is adopted; or

(d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority of the Board unless the election, or the nomination for election by the Corporation’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

Notwithstanding Clause (a), a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of the Corporation’s securities representing 20% or more of the combined voting power of the Corporation’s then outstanding securities solely as a result of the Corporation’s acquisition of its voting securities that, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the combined voting power of the Corporation’s then outstanding securities; provided, however, that if a Person becomes a beneficial owner of 20% or more of the combined voting power of the Corporation’s then outstanding securities by reason of share purchases by the Corporation and shall, after such share purchases by the Corporation, become the beneficial owner, directly or indirectly, of any additional voting securities of the Corporation (other than as a result of a stock split, stock dividend or similar transaction), then a Change in Control of the Corporation shall be deemed to have occurred with respect to such Person under Clause (a). In no event shall a Change in Control of the Corporation be deemed to occur under Clause (a) by virtue of the acquisition of the Corporation’s securities by Benefit Plans.

2.5 “Code.” The Internal Revenue Code of 1986, as amended.

2.6 “Code of Conduct.” The policies and procedures related to employment of Employees or Non-Employee Directors set forth in the Corporation’s employee handbook or any similar document, as amended and updated from time to time. The term “Code of Conduct” shall also include any other policy or procedure that may be adopted by the Corporation or a Subsidiary and communicated to Employees and/or Non-Employee Directors.

2.7 “Committee.” The Human Capital and Compensation Committee of the Board, which Committee shall be composed of two or more members of the Board, all of whom are (a) “non-employee directors” as such term is defined under the rules and regulations that the Securities and Exchange Commission may adopt from time to time pursuant to Section 16(b) of the Exchange Act, and (b) independent under any applicable stock listing agreement with, or rules of, any exchange or electronic trading system. The Board may from time to time remove members from, or add members to, the Committee. The Board shall fill all vacancies on the Committee, however caused.

2.8 “Common Stock.” The common stock of the Corporation (par value $0.01 per share) as described in the Corporation’s Articles of Incorporation, or such other stock as shall be substituted therefor.

2.9 “Continuous Service.” A Participant’s service with the Corporation or a Subsidiary, whether as an Employee or Director, is not interrupted or terminated. A Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Corporation or a Subsidiary as an Employee or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Code Section 409A, this sentence shall only be given effect to the extent consistent with Code Section 409A. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave, or any other personal or family leave of absence.

2.10 “Corporation.” Amalgamated Specialty Group Holdings, Inc., a Pennsylvania corporation.

2.11 “Disability.” “Permanent and total disability” (as defined in Code Section 22(e)(3)).

2.12 “Employee.” Any common law employee of the Corporation or a Subsidiary. An Employee does not include any individual who: (i) does not receive payment for services directly from the Corporation’s or a Subsidiary’s payroll; (ii) is employed by an employment agency that is not a Subsidiary; or (iii) who renders services pursuant to a written arrangement that expressly provides that the service provider is not eligible for participation in the Plan, regardless if the Internal Revenue Service or a court of law later determines such person to be a common law employee.

2.13 “Exchange Act.” The Securities Exchange Act of 1934, as amended.

2.14 “Fair Market Value.” The Fair Market Value of a share of Common Stock means:

(a) If the Common Stock is listed on an established securities market (within the meaning of Code Section 409A), the Fair Market Value per share of the Common Stock shall be the closing sale price for such a share on the relevant day. If no sale of Common Stock has occurred on that day, the Fair Market Value shall be determined by reference to such price for the next preceding day on which a sale occurred.

(b) In the event that the Common Stock is not traded on an established securities market (within the meaning of Code Section 409A), then the Fair Market Value per share of Common Stock will be the price that the Committee establishes in good faith by application of a reasonable valuation method (within the meaning of Code Section 409A).

(c) Notwithstanding the foregoing, (i) in the event of any change in law or interpretation of law, including but not limited to Code Section 409A and the regulations and guidance promulgated thereunder, the Fair Market Value shall be determined in accordance with such law or interpretation of law and (ii) in connection with determining the Fair Market Value, the Committee may use any source that it deems reliable; and its determination shall be final and binding on all affected persons, absent clear error.

2.15 “Incentive Stock Option.” A Stock Option intended to satisfy the requirements of Code Section 422(b).

2.16 “MCW.” MCW Holdings, Inc., a District of Columbia corporation, its affiliates, shareholders, and members of its shareholder’s “immediate family” (including a trust, partnership, or limited liability company for the benefit of one or more of such members).

2.17 “Non-Employee Director.” A member of the Board, or of the board of directors of a Subsidiary, or any other body performing the function of a board of directors, who is not an Employee.

2.18 “Nonqualified Stock Option.” A Stock Option which does not satisfy the requirements of Code Section 422(b).

2.19 “Offering.” The initial public offering of the Corporation in connection with the conversion of Amalgamated Casualty Insurance Company from a mutual to a stock corporation.

2.20 “Optionee.” A Participant who is awarded a Stock Option pursuant to the provisions of the Plan.

2.21 “Participant.” An Employee or Non-Employee Director to whom an Award has been made and remains outstanding.

2.22 “Performance Goal.” One or more goals that the Committee may establish, with respect to an Award intended to constitute a Performance Award. The Committee may specify a period of time to which a Performance Goal may relate. The terms of the applicable Performance Goal(s) shall be set forth in an applicable Agreement at the time the related Performance Award is made.

2.23 “Performance Award.” An Award, the vesting or receipt without restriction of which is conditioned on the satisfaction of one or more Performance Goals.

2.24 “Plan.” The Amalgamated Specialty Group Holdings, Inc. 2021 Stock Incentive Plan.

2.25 “Restricted Award.” An Award of Restricted Stock or Restricted Stock Units.

2.26 “Restricted Stock.” An Award of Common Stock pursuant to the provisions of the Plan, which Award is subject to such restrictions and other conditions, as the Committee may specify at the time of such Award and set forth in an applicable Agreement.

2.27 “Restricted Stock Unit.” An Award of hypothetical Common Stock units pursuant to the provisions of the Plan, which Award is subject to such restrictions and other conditions, including one or more Performance Goals, as the Committee may specify at the time of such Award and set forth in an applicable Agreement.

2.28 “Securities Act.” The Securities Act of 1933, as amended.

2.29 “Stock Option” or “Option.” An Award of a right to purchase Common Stock pursuant to the provisions of the Plan.

2.30 “Subsidiary.” A subsidiary corporation, as defined in Code Section 424(f), that is a subsidiary of a relevant corporation.

2.31 “Termination or Dismissal For Cause.” “Termination of Dismissal For Cause” shall have the meaning ascribed to such term (or a similar term) set forth in an applicable employment, severance, or other similar agreement between an individual and the Corporation or a Subsidiary, or if no such agreement exists, the Corporation’s or Subsidiary’s termination or dismissal of a Participant after:

(a) any government regulatory agency recommends or orders in writing that the Corporation or a Subsidiary terminate the employment of such Employee or dismiss him or her of his or her duties;

(b) such Employee or Non-Employee Director is convicted of or enters a plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving fraud or moral turpitude, or the actual incarceration of the Employee or Non-Employee Director for a period of 45 consecutive days;

(c) in the case of an Employee, the Committee’s determination that such Employee willfully failed to follow the lawful instructions of the Board or any officer of the Corporation or a Subsidiary after such Employee’s receipt of written notice of such instructions, other than a failure resulting from the Employee’s incapacity because of a Disability;

(d) the Committee’s determination that the willful or continued failure by such Employee or Non-Employee Director to substantially and satisfactorily perform his duties with the Corporation or a Subsidiary (other than any such failure resulting from the Employee’s or Non-Employee Director’s Disability), within a reasonable period of time after a demand for substantial performance or notice of lack of substantial or satisfactory performance is delivered to the Employee or Non-Employee Director, which demand identifies the manner in which the Employee or Non-Employee Director has not substantially or satisfactorily performed his or her duties; or

(e) the Committee’s determination that such Employee or Non-Employee Director has failed to conform to an applicable Code of Conduct.

For purposes of the Plan, no act, or failure to act, on an Employee’s or Non-Employee Director’s part shall be deemed “willful” unless done, or omitted to be done, by such Employee or Non-Employee Director not in good faith and without reasonable belief that such Employee’s or Non-Employee Director’s action or omission was in the best interest of the Corporation or a Subsidiary.

ARTICLE 3. ADMINISTRATION

3.1 Administration of the Plan. The Committee shall administer the Plan.

3.2 Powers of the Committee.

(a) The Committee shall be vested with full authority to make such rules and regulations as it deems necessary or desirable to administer the Plan and to interpret the provisions of the Plan, unless otherwise determined by a majority of the disinterested members of the Board. Any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all Participants and any person claiming under or through a Participant, unless otherwise determined by a majority of the disinterested members of the Board.

(b) Subject to the terms, provisions, and conditions of the Plan and subject to review and approval by a majority of the disinterested members of the Board, the Committee shall have exclusive jurisdiction to:

(i) determine and select the Employees and Non-Employee Directors to receive Awards (it being understood that more than one Award may be made to the same person);

(ii) determine the number of shares subject to each Award;

(iii) determine the date or dates when the Awards will be made;

(iv) determine the exercise price of shares subject to an Option in accordance with Article 6;

(v) determine the date or dates when an Option may be exercised within the term of the Option specified pursuant to Article 7;

(vi) determine whether an Option constitutes an Incentive Stock Option or a Nonqualified Stock Option;

(vii) establish Performance Goals with respect thereto, to be applied to an Award; and

(viii) prescribe the form, which shall be consistent with the Plan document, of the Agreement evidencing any Awards made under the Plan.

3.3 Indemnification. In addition to such other rights of indemnification as the Board or the Committee or a member of the Board or the Committee may have, the Corporation shall indemnify the Board and the Committee (and each member thereof) against any liability, including reasonable attorneys’ fees, actually incurred in connection with any suit, action, or proceeding or in connection with any appeal therein, to which the Board or the Committee (or such member thereof) may be a party by reason of any action or failure to act under or in connection with the Plan or any award granted under the Plan, and any amounts that the Committee, the Board, or a member thereof, as applicable, may pay (a) in settlement thereof or (b) in satisfaction of a judgment in any such suit, action, or proceeding, except in with respect to matters where it shall be adjudged in such suit, action, or proceeding, that the Committee, the Board, or a member thereof, as applicable, did not act in good faith and in a manner that such person reasonably believed to be in the Corporation’s best interest, or in the case of a criminal proceeding, had no reason to believe that the applicable conduct was unlawful.

3.4 Establishment and Certification of Performance Goals. The Committee shall establish, prior to award, Performance Goals with respect to each Award intended to constitute a Performance Award. Except as may otherwise be provided in Articles 6 and 7 hereof, as applicable, no Option that is intended to constitute a Performance Award may be exercised until the Performance Goal or Goals applicable thereto is or are satisfied.

3.5 Performance Awards Not Mandatory. Nothing herein shall be construed as requiring that any Award be made a Performance Award.

3.6 Binding Determination. A decision that the Committee makes pursuant to the provisions of the Plan shall be final and binding on the Corporation and Participants, except to the extent that a court having jurisdiction determines such decision to be arbitrary and capricious.

ARTICLE 4. COMMON STOCK SUBJECT TO THE PLAN

4.1 Common Stock Authorized.

(a) The total aggregate number of shares of Common Stock that Awards may be made under the Plan shall not exceed 14% of the number of shares issued in the Offering. The limitation established by the preceding sentence shall be subject to adjustment as provided in Article 10.

(b) The maximum aggregate number of shares of Common Stock that may be issued under the Plan pursuant to the vesting of Restricted Awards shall not exceed 4% of the number of shares issued in the Offering. The limitation established by the preceding sentence shall be subject to adjustment as provided in Article 10.

(c) Subject to adjustment in accordance with Section 10, no Participant shall be granted, during any one-year period, (i) Stock Options to purchase Common Stock with respect to more than 100,000 shares of Common Stock in the aggregate or (ii) Restricted Awards with respect to more than 20,000 shares of Common Stock in the aggregate.

(d) If any Option is exercised by tendering Common Stock, either actually or by attestation, to the Corporation as full or partial payment in connection with the exercise of such Option under the Plan, or if the tax withholding requirements are satisfied through such tender, only the number of shares of Common Stock issued net of the Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares available for Awards under the Plan.

4.2 Shares Available. The Common Stock to be issued under the Plan shall be the Corporation’s Common Stock, which shall be made available in the Board’s discretion either from authorized but unissued Common Stock, treasury shares, or shares acquired by the Corporation, including shares purchased on the open market. In the event that any outstanding Award under the Plan for any reason expires, terminates, or is forfeited, the shares of Common Stock allocable to such expiration, termination, or forfeiture may thereafter again be made subject to an Award under the Plan.

4.3 Limit on Awards to Non-Employee Directors. Notwithstanding anything in the Plan to the contrary, in no event shall the aggregate grant date fair value (determined under applicable accounting rules) of any Awards granted in a calendar year to a Non-Employee Director exceed $50,000.

ARTICLE 5. ELIGIBILITY

5.1 Participation. The Committee shall make Awards only to persons who are Employees or Non-Employee Directors.

5.2 Incentive Stock Option Eligibility. The Committee shall make Incentive Stock Option Awards only to Employees of the Corporation. Notwithstanding any other provision of the Plan to the contrary, an individual who owns more than ten percent of the total combined voting power of all classes of outstanding stock of the Corporation shall not be eligible for the award of an Incentive Stock Option, unless the special requirements set forth in Sections 6.1 and 7.1 are satisfied. For purposes of this Section 5.2, in determining stock ownership, an individual shall be considered as owning the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half-blood), spouse, ancestors, and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be considered as being owned proportionately by or for its shareholders, partners, or beneficiaries. “Outstanding stock” shall include all stock actually issued and outstanding immediately before the award of the Option. For purposes of this Section 5.2, “outstanding stock” shall not include shares authorized for issue under outstanding Options held by the Optionee or by any other person.

ARTICLE 6. STOCK OPTIONS IN GENERAL

6.1 Exercise Price. The exercise price of an Option to purchase a share of Common Stock shall be, in the case of an Incentive Stock Option, not less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is awarded, except that the exercise price shall be not less than 110% of such Fair Market Value in the case of an Incentive Stock Option awarded to any individual described in the second sentence of Section 5.2. The exercise price of an Option to purchase a share of Common Stock shall be, in the case of a Nonqualified Stock

Option, not less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is awarded. The exercise price shall be subject to adjustment pursuant to the limited circumstances set forth in Article 10.

6.2 Limitation on Incentive Stock Options. The aggregate Fair Market Value (determined as of the date an Option is awarded) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual in any calendar year (under the Plan and all other plans maintained by the Corporation or Subsidiaries) shall not exceed $100,000.

6.3 Transferability of Options.

(a) Except as provided in Subsection (b), an Option awarded hereunder shall not be transferable other than by will or the laws of descent and distribution, and such Option shall be exercisable, during the Optionee’s lifetime, only by him or her.

(b) An Optionee may, with the prior approval of the Committee, transfer a Nonqualified Stock Option for no consideration to or for the benefit of one or more members of the Optionee’s “immediate family” (including a trust, partnership, or limited liability company for the benefit of one or more of such members), subject to such limits as the Committee may impose, and the transferee shall remain subject to all terms and conditions applicable to the Option prior to its transfer. The term “immediate family” shall mean an Optionee’s spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers, and grandchildren (and, for this purpose, shall also include the Optionee).

ARTICLE 7. TERM, VESTING AND EXERCISE OF OPTIONS

7.1 Term and Vesting. Each Option awarded under the Plan shall terminate on the date as the Committee may determine and set forth in an Agreement; provided, however, that:

(a) each intended Incentive Stock Option awarded to an individual described in the second sentence of Section 5.2 shall terminate not later than five years after the date of the Award,

(b) each other intended Incentive Stock Option shall terminate not later than ten years after the date of the Award, and

(c) each Option awarded under the Plan which is intended to be a Nonqualified Stock Option shall terminate not later than ten years and one month after the date of the Award.

Each Option awarded under the Plan shall be subject to such terms and conditions as the Committee may provide and set forth in the Agreement issued to a Optionee to evidence such Option; provided, however, that, unless the Committee may otherwise provide and set forth in an applicable Agreement, each Option shall be fully exercisable (i.e., become 100% vested) after the earlier of the date on which:

(a) a Change in Control occurs or

(b) the Optionee terminates employment or service by reason of death or Disability.

Except as provided in Article 8, an Option may be exercised only during the continuance of the Optionee’s employment or service with the Corporation or a Subsidiary.

7.2 Exercise.

(a) A person electing to exercise an Option shall give notice to the Corporation of such election and of the number of shares he or she has elected to purchase and shall at the time of exercise tender the full exercise price of the shares he or she has elected to purchase. The exercise notice shall be delivered to the Corporation in person, by certified mail, or by such other method (including electronic transmission) and in such form as the Committee may determine. The exercise price shall be paid in full, in cash, upon the exercise of the Option; provided, however, that in lieu of cash, with the approval of the Committee at or prior to exercise, an Optionee may exercise an Option by tendering to the Corporation shares of Common Stock owned by him or her and having a Fair Market Value equal to the cash exercise price applicable to the Option (with the Fair Market Value of such stock to be determined in the manner provided in Section 6.3) or by delivering such combination of cash and such shares as the Committee in its sole discretion may approve; further provided, however, that no such manner of exercise shall be permitted if such exercise would violate Section 402 of the Sarbanes-Oxley Act of 2002. Notwithstanding the foregoing, Common Stock acquired pursuant to the exercise of an Incentive Stock Option may not be tendered as payment unless the holding period requirements of Code Section 422(a)(1) have been satisfied, and Common Stock not acquired pursuant to the exercise of an Incentive Stock Option may not be tendered as payment unless it has been held, beneficially and of record, for at least six months (or such longer time as may be required by applicable securities law or accounting principles to avoid adverse consequences to the Corporation or a Participant).

(b) At the request of the Participant and to the extent permitted by applicable law, the Committee may, in its sole discretion, selectively approve an arrangement whereby the Participant irrevocably authorizes a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon the exercise of an Option and to remit to the Corporation a sufficient portion of the sales proceeds to pay the entire exercise price and any tax withholding required as a result of such exercise.

(c) At the request of the Participant and to the extent permitted by applicable law, the Committee may, in its sole discretion, selectively approve a “net exercise” arrangement whereby the Corporation will reduce the number of shares of Common Stock issued upon exercise of a Nonqualified Stock Option by the largest whole number of shares of Common Stock with a Fair Market Value that does not exceed the exercise price of the Option; provided, however, that the Optionee provide cash to the Corporation to the extent of any remaining balance of the exercise price. Shares of Common Stock will no longer be subject to such Option and such Option will no longer be exercisable thereafter to the extent of the number of shares used to pay the exercise price pursuant to the net exercise, the number of shares delivered to the Optionee as a result of such net exercise and the number of shares, if any withheld to satisfy any tax withholding obligations.

(d) A person holding more than one Option at any relevant time may, in accordance with the provisions of the Plan, elect to exercise such Options in any order.

ARTICLE 8. EXERCISE OF OPTIONS FOLLOWING TERMINATION

OF EMPLOYMENT OR SERVICE

8.1 Other Termination by Corporation or Subsidiary; Change in Control. In the event of an Optionee’s termination of employment or service (i) by the Corporation or a Subsidiary other than Termination for Cause or (ii) due to a Change in Control, such Optionee’s Option shall lapse at the earlier of the expiration of the term of such Option or:

(a) in the case of an Incentive Stock Option, three months from the date of such termination of employment; and

(b) in the case of a Nonqualified Stock Option, 12 months from the date of such termination of employment or service.

8.2 Death or Total Disability. In the event of an Optionee’s termination of employment or service by reason of death or Disability, such Optionee’s vested Options shall lapse at the earlier of the expiration of the term of such Option or 12 months from the date of such termination of employment or service:

8.3 Termination For Cause; Other Termination by Optionee. In the event of an Optionee’s Termination For Cause, or in the event of the Optionee’s termination of employment or service at the election of an Optionee, such Optionee’s right to exercise a vested Option shall lapse:

(a) in the case of an Incentive Stock Option, upon such termination of employment or, in the Committee’s discretion, up to three months from the date of such termination of employment (but in no event no later of the expiration of the term of such Option); and

(b) in the case of a Nonqualified Stock Option, unless otherwise provided in an Agreement, upon such termination of employment or service or, in the Committee’s discretion, at any time up to the end of the remaining term of such Option.

8.4 Special Termination Provisions for Options.

(a) In the event that the Corporation or a Subsidiary terminates an Optionee’s employment or service and the Committee deems it equitable to do so, the Committee may, in its discretion and subject to the approval of a majority of the disinterested members of the Board, waive any Continuous Service requirement for vesting (but not any Performance Goal or Goals) specified in an Agreement pursuant to Section 7.1 and permit the exercise of an Option held by such Optionee prior to the satisfaction of such Continuous Service requirement. The Committee may make any such waiver with retroactive effect, provided the Committee makes it within 60 days following the Optionee’s termination of employment or service.

(b) In the event the Committee waives the Continuous Service requirement with respect to an Option as set forth in Section 8.4(a) above, such Option shall lapse:

(i) in the case of an Incentive Stock Option, at the earlier of the expiration of the term of such Option or three months from the date of termination of employment or service; and

(ii) in the case of a Nonqualified Stock Option, unless otherwise provided in an Agreement, three months from the date of such termination of employment or service or, in the Committee’s discretion, up to the remaining term of such Option.

ARTICLE 9. RESTRICTED AWARDS

9.1 In General. Each Restricted Stock Award shall be subject to such terms and conditions as may be specified in the Agreement issued to a Participant to evidence such Award. Subject to Section 3.5, a Restricted Stock Award shall be subject to a vesting schedule or Performance Goals, or both.

9.2 Vesting. Each Restricted Stock Award shall vest under such terms and conditions the Committee may provide and set forth in an applicable Agreement; provided, however, that, unless the Committee otherwise provides in an applicable Agreement, each Restricted Stock Award shall become fully vested upon the earlier of the date on which: (a) a Change in Control occurs; or (b) the Participant terminates employment or service by reason of death or Disability.

9.3 Waiver of Vesting Requirements for Certain Restricted Stock Awards. In the event that a Participant’s employment or service is terminated and the Committee deems it equitable to do so, the Committee may, in its discretion and subject to the approval of a majority of the disinterested members of the Board, waive any minimum vesting period (but not any Performance Goals) with respect to a Restricted Stock Award held by such Participant. The Committee may make any such waiver with retroactive effect, provided it makes it within 60 days following such Participant’s termination of employment or service.

9.4 Restricted Stock Awards

(a) Issuance and Retention of Share Certificates By Corporation. Shares of stock issued pursuant to a Restricted Stock award may be evidenced by book entry on the Corporation’s stock transfer records or by one or more physical stock certificates issued in the Participant’s name; but until such time as the Restricted Stock shall vest or otherwise become distributable by reason of satisfaction of one or more Performance Goals, the Corporation shall retain such share certificates.

(b) Stock Powers. At the time of the award of Restricted Stock, the Participant to whom the award is made shall deliver such stock powers, endorsed in blank, as the Corporation may request.

(c) Release of Shares. Within 30 days following the date on which a Participant becomes entitled under an Agreement to receive shares of previously Restricted Stock, the Corporation shall deliver to such Participant one or more certificates evidencing the ownership of such shares. Notwithstanding any other provision of this Plan to the contrary, the Corporation may elect to satisfy any requirement under this Plan for the delivery or release of certificates through the use of book-entry.

(d) Forfeiture of Restricted Stock Awards. In the event of the forfeiture of a Restricted Stock Award, by reason of a Participant’s termination of employment or termination of service prior to vesting, the failure to achieve a Performance Goal or otherwise, the Corporation shall take such steps as may be necessary to cancel the affected shares and return the same to its treasury.

(e) Shareholder Rights. Unless the Committee otherwise provides and sets forth in an applicable Agreement, Participants who have been awarded shares of Restricted Stock shall not have voting or dividend rights until such time as the Participant receives unrestricted certificates for such shares or other evidence of such shares if in book entry form.

9.5 Restricted Stock Unit Awards.

(a) The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Corporation will not be required to set aside a fund for the payment of any such Award.

(b) A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

(c) At the discretion of the Committee, each Restricted Stock Unit (representing one share of Common Stock) may be credited with cash and stock dividends paid by the Corporation in respect of one share of Common Stock (“Dividend Equivalents”). Dividend Equivalents shall be withheld by the Corporation for the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

(d) Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Corporation shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such outstanding Restricted Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit and the interest thereon or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the vesting period lapsed with respect to each Vested Unit.

9.6 Additional Holding Periods. Nothing in this Article 9 shall preclude the Committee from providing in an Agreement for additional (a) restrictions on the transfer or assignment of Common Stock acquired by reason of the vesting of a Restricted Award or (b) forfeiture provisions with respect to Common Stock acquired by reason of the vesting of a Restricted Award.

9.7 Assignment, Transfer, Etc. of Rights to Common Stock. The potential rights of a Participant to shares of Common Stock pursuant to a Restricted Award may not be assigned, transferred, sold, pledged, hypothecated, or otherwise encumbered or disposed of until such time as the Participant receives unrestricted certificates for such shares of Common Stock or other evidence of such shares if in book entry form.

ARTICLE 10. ADJUSTMENT PROVISIONS

10.1 Share Adjustments.

(a) In the event that the shares of Common Stock of the Corporation, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation, or if the number of such shares of Common Stock shall be changed through the payment of a stock dividend, stock split, or reverse stock split, then (i) the shares of Common Stock authorized hereunder to be made the subject of Awards, (ii) the shares of Common Stock then subject to outstanding Awards and the exercise price thereof (where relevant), (iii) the maximum number of Awards that may be made within a 12-month period and (iv) the nature and terms of the shares of stock or securities subject to Awards hereunder shall be increased, decreased or otherwise changed to such extent and in such manner as may be necessary or appropriate to reflect any of the foregoing events.

(b) If there shall be any other change in the number or kind of the outstanding shares of the Common Stock of the Corporation, or of any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, and if a majority of the disinterested members of the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in any Award which was theretofore granted or which may thereafter be granted under the Plan, then such adjustment shall be made in accordance with such determination.

(c) An Award pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, to merge, to consolidate, to dissolve, to liquidate, or to sell or transfer all or any part of its business or assets.

10.2 Corporate Changes. A liquidation or dissolution of the Corporation, a merger or consolidation in which the Corporation is not the surviving Corporation or a sale of all or substantially all of the Corporation’s assets, shall cause each outstanding Award to terminate, except to the extent that another corporation may and does, in the transaction, assume, and continue the Award or substitute its own awards.

10.3 Fractional Shares. Fractional shares resulting from any adjustment in Awards pursuant to this article may be settled as the Committee shall determine.

ARTICLE 11. GENERAL PROVISIONS

11.1 Effective Date. The Plan shall become effective upon the Board’s adoption of the Plan, provided that, subject to applicable law, any Award made hereunder shall be subject to the Plan’s approval by the shareholders of the Corporation within 12 months of the Board’s adoption of the Plan.

11.2 Termination of the Plan. Unless previously terminated by the Board, the Plan shall terminate on, and no Awards shall be made after, the day immediately preceding the 10th anniversary of the Board’s adoption of the Plan.

11.3 Limitation on Termination, Amendment, or Modification.

(a) The Board may at any time terminate, amend, modify, or suspend the Plan, provided that, without the approval of the shareholders of the Corporation, the Board may make no amendment or modification that:

(i) increases the maximum number of shares of Common Stock subject to Awards under the Plan (except as provided in Section 10.1);

(ii) changes the class of eligible Participants; or

(iii) otherwise requires the approval of shareholders under applicable state law or under applicable federal law to avoid potential liability or adverse consequences to the Corporation or a Participant.

(b) No amendment, modification, suspension, or termination of the Plan shall in any manner adversely affect any Award theretofore made under the Plan without the applicable Participant’s consent.

11.4 No Right to an Award or Continued Employment or Service. Nothing contained in this Plan or otherwise shall be construed to (a) require that an Award be made to an individual who qualifies as an Employee or Non-Employee Director, or (b) confer upon a Participant any right to continue in the employ or service of the Corporation or any Subsidiary or limit in any respect the right of the Corporation or of any Subsidiary to terminate the Participant’s employment or service at any time and for any reason.

11.5 No Obligation. No exercise of discretion under this Plan with respect to an event or person shall create an obligation to exercise such discretion in any similar or same circumstance, except as otherwise provided or required by law.

11.6 Withholding Taxes.

(a) Subject to the provisions of Subsection (b), the Corporation will require, where sufficient funds are not otherwise available, that a Participant who is an Employee pay or reimburse to it any withholding taxes when withholding is required by law.

(b) Subject to the Committee’s consent, a Participant who is an Employee may satisfy the withholding obligation described in Subsection (a), in whole or in part, by electing to have the Corporation withhold shares of Common Stock (otherwise issuable to him or her) having a Fair Market Value equal to the maximum amount of tax permitted to be withheld without resulting in adverse financial accounting consequences to the Corporation. An election by a Participant who is an Employee to have shares withheld for this purpose shall be subject to such conditions as may then be imposed thereon by any applicable securities law.

11.7 Code Section 409A. This Plan is intended to be exempt from the provisions of Code Section 409A by reason of not being deemed a “nonqualified deferred compensation plan” within the meaning of Code Section 409A(d)(1). Each of the provisions of this Plan document, however, are qualified by reference to provisions of Code Section 409A, and the guidance promulgated thereunder, to the extent such section applies to this Plan. Notwithstanding anything herein to the contrary, if Code Section 409A is applicable, the exercise of any discretionary authority and the implementation or carrying out of each other provision of the Plan shall be conditioned upon the conditions and limitations of Code Section 409A and compliance with its specific terms, as the same may have been interpreted by regulatory, case law, or other governing authority. Further, if this Plan or any Option granted hereunder is, or shall become subject to the provisions of Code Section 409A, each such affected Option shall be deemed exercised on the date it vests, or the date the Plan or such Option, as applicable, becomes subject to Code Section 409A; provided, however, that if an Optionee is unable to deliver the exercise price and required withholding taxes to the Corporation, such Optionee shall be paid in one lump sum as soon as practicable, to the extent permitted by tax, corporate, securities, and any other relevant laws, (a) the excess (if any) of the Fair Market Value of the Option at the relevant time over the exercise price, less (b) the required tax withholdings.

11.8 Listing and Registration of Shares.

(a) No Option awarded pursuant to the Plan shall be exercisable in whole or in part, and no share certificate with respect to any Award shall be delivered, if at any relevant time the Committee determines in its discretion that the listing, registration, or qualification of the shares of Common Stock subject to an Award on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, such Award, until such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b) If a registration statement under the Securities Act with respect to the shares issuable under the Plan is not in effect at any relevant time, as a condition of the issuance of the shares, a Participant (or any person claiming through a Participant) shall give the Committee a written or electronic statement, satisfactory in form and substance to the Committee, that he or she is acquiring the shares for his or her own account for investment and not with a view to their distribution. The Corporation may place on each certificate, if any, or book entry representing Restricted Stock awarded under the Plan, if any, a legend or book entry notation substantially in the form of the following, in addition to any other information the Corporation deems appropriate, to prevent disposition of the shares in violation of the Securities Act, other applicable law, or the terms of the Plan or an applicable Agreement:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (“ACT”) AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THEM UNDER THE ACT OR A WRITTEN OPINION OF COUNSEL FOR THE CORPORATION THAT REGISTRATION IS NOT REQUIRED.”

11.9 Disinterested Director. For purposes of this Plan, a director shall be deemed “disinterested” if such person could qualify as a member of the Committee under Section 3.1.

11.10 Clawback. Notwithstanding any other provisions in this Plan, any Award that is subject to recovery under any law, government regulation, or stock exchange listing requirement shall be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy that the Corporation adopts pursuant to any such law, government regulation, or stock exchange listing requirement).

11.11 Beneficiary Designation. Notwithstanding Section 6.3(a), each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation shall revoke all the Participant’s prior designations, shall be in a form that the Committee may reasonably prescribe, and shall be effective only when filed by the Participant in writing with the Corporation during the Participant’s lifetime.

11.12 Gender; Number. Words of one gender, wherever used herein, shall be construed to include each other gender, as the context requires. Words used herein in the singular form shall include the plural form, as the context requires, and vice versa.

11.13 Applicable Law. Except to the extent preempted by federal law, this Plan document, and the Agreements issued pursuant hereto, shall be construed, administered, and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

11.14 Headings. The headings of the several articles and sections of this Plan document have been inserted for convenience of reference only and shall not be used in the construction of the same.